Exhibit 10.3

SECOND RESTATED SECOND AMENDMENT TO

THE ANNTAYLOR STORES CORPORATION

2002 STOCK OPTION AND RESTRICTED STOCK AND UNIT AWARD PLAN

The AnnTaylor Stores Corporation 2002 Stock Option and Restricted Stock and Unit Award Plan (the “Plan”) is hereby amended effective as of March 9, 2004 (the “Effective Date”) as set forth below.

1. The second sentence of Section 6(f) of the Plan is hereby amended in its entirety to read as follows, effective with respect to all Options (as defined in the Plan) granted pursuant to the Plan, including outstanding Options granted before the Effective Date:

“In the event that the employment or service of an Optionee shall terminate or cease other than by reason of death, Disability or Retirement, all Options theretofore granted to such Optionee that are exercisable at the time of such termination may, to the extent not theretofore exercised or canceled, be exercised at any time within the earlier of when the Options expire pursuant to Section 6(e) hereof and three (3) months after such termination of employment or cessation of service, as applicable; provided, however, that the Committee may in its discretion extend the period for exercise of such Options to a date later than three (3) months after such separation or cessation date, but in any event not beyond the date on which the Option would otherwise expire pursuant to Section 6(e) hereof; notwithstanding the foregoing, if the employment of an Optionee shall terminate for Cause or the Optionee voluntarily terminates his/her employment, all Options theretofore granted to such Optionee shall, to the extent not theretofore exercised, terminate on the day following termination.”

Except as set forth above, the Plan is hereby ratified and affirmed in all respects.